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                                                                     EXHIBIT 5.1

                               September 16, 1996

Stone Container Corporation
150 North Michigan Avenue
Chicago, Illinois  60601

     Re:  Rating Adjustable Senior Notes due 2016

Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-4 (the "Registration Statement") being filed by Stone Container Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act"), relating to the registration of $125,000,000 aggregate principal amount of the Company's new Rating Adjustable Senior Notes due 2016 (the "New Notes"). The New Notes are to be issued under the Indenture dated as of July 24, 1996 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The Company intends to offer, upon the terms and subject to the conditions set forth in the Registration Statement, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of its outstanding Rating Adjustable Senior Notes due 2016 (the "Old Notes") of which $125,000,000 aggregate principal amount is outstanding (the "Exchange Offer").

     I am familiar with the proceedings to date with respect to the proposed issuance and delivery of the New Notes and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for my opinion.

     Based on the foregoing, I am of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

     2. All necessary action has been taken by the Board of Directors of the Company to authorize the issuance of the New Notes.

     3. The New Notes issued upon acceptance of the Exchange Offer will be legally issued and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditor's rights generally and by the effect of

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general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Notes shall have been duly executed and authenticated as provided in the Indenture and shall have been duly delivered to the holders of the Old Notes in accordance with the terms and conditions of the Exchange Offer.

     My opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the laws of the State of Illinois and the laws of the United States.

     I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the offer and exchange of the New Notes.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to the opinion included in or made a part of the Registration Statement.

                         Very truly yours,


                         Leslie T. Lederer
                         Vice President, Secretary
                         and Counsel